Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. NAMES NEW LEADERSHIP TEAM

- Robert Foley Promoted to Chief Operating Officer -

- John Roche Appointed Chief Financial Officer -

NEW YORK, N.Y. — April 17, 2008 — Gramercy Capital Corp. (NYSE: GKK) today announced that Robert R. Foley has been promoted to Chief Operating Officer and that John B. Roche has joined the Company as Chief Financial Officer.  Effective immediately, Hugh Hall has stepped down from his post as Gramercy’s Chief Operating Officer and from the Board of Directors to pursue other opportunities.

Today’s announcements came three weeks after Gramercy completed its acquisition of American Financial Realty Trust (AFR), transforming the Company — already one of the real estate industry’s leading structured finance entities — into a $7.4 billion diversified enterprise with well-developed debt and equity investment platforms.  The company’s assets now include approximately 30.4 million square feet of commercial real estate in 38 states and the District of Columbia with an aggregate value of approximately $3.5 billion, as well as $3.9 billion of debt investments and commercial real estate securities investments.

In preparation for the combination of the two companies, Gramercy embarked on an intensive repositioning of the two entities, including the sale of 54 non-core assets, totaling $221.5 million prior to the merger closing on April 1, 2007.  Post-closing, an additional 99 properties also deemed non-core for the new entity are actively being marketed for sale.  In addition to a portfolio-wide restructuring and reorganization, Gramercy initiated strategic operational shifts to optimize the transition of the newly configured company to continue to promote stable earnings growth and value creation for its shareholders.

Mr. Foley, who succeeds Hugh Hall, joined Gramercy as Chief Financial Officer when it was launched in 2004 after leaving his position as co-director of Goldman Sachs & Co.’s real estate mezzanine and high-yield lending programs.  During Mr. Foley’s tenure,

Gramercy has evolved from a $187.5 million specialty finance company to now, with the inclusion of AFR, a $7.4 billion dollar real estate conglomerate that has consistently delivered sector-leading total return to its shareholders coupled with consistent earnings and dividend growth.

Mr. Roche succeeds Mr. Foley as Chief Financial Officer after serving Gramercy in an advisory role during the AFR acquisition process.  A seasoned Chief Financial Officer with an impressive REIT and real estate background, Mr. Roche is ideally suited to guide the newly combined entity into its next phase of growth as an integrated commercial real estate finance and property investment company.  Before joining Gramercy, from 2000 to 2007, Mr. Roche served as Executive Vice President & Chief Financial Officer at New Plan Excel Realty Trust, one of the nation’s largest real estate companies with over 450 shopping centers encompassing more than 65 million square feet.  While at New Plan, Mr. Roche oversaw the issuance of $2 billion of debt and equity and facilitated acquisitions and dispositions of assets in excess of $5 billion and $700 million of redevelopment projects.  Mr. Roche departed New Plan upon the closing of its sale to Australia’s Centro Properties Group.  Mr. Roche received a Bachelor of Arts in Accounting from Queens College, City University of New York in 1984 and an MBA from the Executive Program at Columbia Business School, Columbia University in 1996.  He is a certified public accountant.

Gramercy’s President and CEO, Marc Holliday, commented, “We are making these changes so that the leadership of Gramercy reflects the strategic focus of the company going forward and at a time when the loan division needs aggressive asset management and rigorous attention to credit quality.  I’m very excited about working with Bob Foley in his new role.  He has played an important part in Gramercy’s success to date, and I believe he has the right knowledge and skills to take on this important position.  In addition, we are very fortunate that John Roche was available to join us.  John has a strong track record in financial management of commercial property assets, which certainly was reflected in his tenure at New Plan Excel.  His counsel during our acquisition of AFR was invaluable and we have great confidence in him going forward.”

Mr. Holliday continued, “Hugh Hall was with us from the beginning as Gramercy was launched.  We’ve appreciated his hard work and loyalty and wish him well as he moves on.”

Company Profile

Gramercy Capital Corp. is an integrated commercial real estate finance and property investment company whose debt investment business focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and whose property investment platform targets commercial properties net leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG - News). Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, difficulties encountered in integrating American Financial Realty Trust into the Company, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.